Exhibit 99.1
MANAGEMENT DISCUSSION SECTION
Operator: Good afternoon. My name is Henry and I’ll be your conference operator today. At this time I’d like to welcome everyone to the PFSweb Third Quarter Earnings Conference Call. [Operator Instructions] After the speakers’ remarks there will be a question-and-answer session. [Operator Instructions] Thank you. It is now my pleasure to turn the floor over to your host, Mr. Todd Fromer, Managing Partner, KCSA. Sir, you may begin.
Todd Fromer, Managing Partner, KCSA Worldwide
Thank you. Good afternoon and thank you for joining us for PFSweb’s 2007 third quarter conference call. Before we begin I must state that the matter discussed on this conference call consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to, and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s annual report on Form 10-K for the year ended December 31, 2006 identifies certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made, and investors are advised to review the annual report and the risks factors described therein. These factors include our ability to retain and expand relationships with existing clients and attract and implement new clients, our reliance on the fees generated by the transaction volume or product sales of our clients, our reliance on our clients’ projections or transaction volume or product sales, our dependence upon our agreements with IBM, our dependence upon our agreements with our major clients and our client mix, their business volumes and the seasonality of their business, our ability to finalize pending contracts, the impact of strategic alliances and acquisitions, trends in the eCommerce, outsourcing, government regulations both foreign and domestic and the market for our services. Whether we can continue in managed growth, increased competition, our ability to generate more revenue and achieve sustainable profitability, affects of changes in profit margin, the customer and supplier concentration of our business, the unknown affects of possible system failures and rapid changes in technology, foreign currency risk and other risks of operating in foreign countries, potential litigation, potential de-listings, our dependency on key personnel, the impact of new accounting standards and changes in existing accounting rules or the interpretations of those rules, our ability to raise additional capital or obtain additional financing, our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with that covenants, relationships with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries, whether outstanding warrants issued in a prior private placement will be exercised in the future, our ability to successfully anticipate benefits of the merger, eCOST’s potential indemnification of obligations to its former parent, eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts, eCOST’s ability to increase its sales revenue and sales margin and improve operating efficiencies and eCOST’s ability to generate a profit and cash flow sufficient to cover the values of its intangible assets.
PFSweb undertakes no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known but nothing further I would to like to now turn the call over to Mr. Mark Layton, Chairman and Chief Executive Officer of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman of the Board, Senior Partner – Chief Executive Officer
Thanks, Todd, and I’d like to add my welcome to everyone. As Todd mentioned, we will discuss our third quarter and a little bit of information about nine months results for 2007. With me here today are Tom Madden, our Chief Financial Officer and Mr. Mike Willoughby, is President of Priority Fulfillment Services Group, our Services Divisions.
Again, I appreciate your time today. I hope you’ve had a chance to review the release that we put out a few minutes ago and will share with me my excitement about the fact that 2007 is shaping up to be a great year for us here at PFS. Just in reflection back in 2005, we set out on a defined strategic direction that we hoped and believed would allow us to better capitalize on the true core value of our company, that being the collection of world class call center technology and distribution infrastructure. We’ve spent over 15 years and tens of millions of dollars developing these capabilities and we realize then that we needed more leverage and more scale to drive faster and more consisting growth and ultimately to drive improved bottom line performance and improved overall value for all of our stakeholders.
As I reflect on our year-to-date 2007 financial results, I believe we’re now beginning to see the fruits of that effort. These key points, which Mike and Tom will discuss further in their prepared comments, I believe are critical indicators that we are headed in the right direction.
First, we clearly got some mojo going. Our top line showed some fantastic momentum this quarter, highlighted by approximately 19% year-over-year revenue growth. In our eCOST division, revenue was up over 60% versus the same quarter last year and in our Services group we were up 18% over last year. Secondly, it’s pretty clear the adjustments that we made back in 2005 to our sales and marketing approach and our services segment has resulted in a larger and more robust and higher quality new business pipeline maybe even then we’ve ever seen and a new number business wins that Michael will discuss in a few minutes. Third, I believe it’s clear that our plan to drive greater leverage and scale through our technology and operational infrastructure combined with sharp quality and operational cost control has resulted in an improved financial performance.
Adjusted EBITDA, as Tom will discuss, is up significantly compared to last year and we now believe that our 2007 Adjusted EBITDA will come in toward the high end of our targeted 8 to $10 million range for the year. And last, as I reflect on this quarter’s results, with the continued improvement in financial performance and top line growth, I believe it’s also clear that our efforts for stabilized eCOST integrated in the PFS infrastructure and provided the tools and the resources necessary for success are working marvellously. We continue to have an optimistic outlook for our targeted fourth quarter results for this business unit as well.
Needless to say, and I hope my tone says it, I am excited about our progress and outlook for the future and with this information as a backdrop I would like to turn the call over to Mike, who’ll give you some additional color on the Services business. Mike.
Michael Willoughby, Senior Partner – President of Priority Fulfillment Services
Thanks, Mark, and good afternoon everyone. Before beginning my comments, I would like to remind everyone that when we refer to our Services business segment, we’re including both the Supplies Distributors and the PFS fees business. Both of these businesses are affectively the same operating business module, although they have different financial modules.
As Mark has already indicated, we are very pleased with the results for the Service business in the September quarter and we are excited about what the future holds for this segment of the business as well as eCOST. Our 2007 third quarter results reflect in improvement over the prior year and service fee revenue increased 18% to $18.4 million compared to the same period last year.
The increase in revenue is primarily due to several new contracts that were implemented during the fourth quarter of 2006 and the first quarter of this year including our LEGO deal which we announced earlier in the year and Riverbed Technology and an increased amount of project work during the period. In addition the service fee revenue for the third quarter benefited from a shift in the timing of transaction volumes from one of our larger clients into this quarter as opposed to earlier in the year.
On last quarter’s call we announced a new agreement with a major US retailer and we continue to receive inquiries about the name of this new client and today I’m able to let you know that this retailer is Tractor Supply Company. Tractor Supply is the largest operator of retail farm and ranch stores in the United States with over 717 stores in 37 states. The successful and growing company is focused on supplying the lifestyle needs of recreational farmers, ranchers and those who enjoy the rural lifestyle. Under the agreement we’ll provide comprehensive solution that includes customer contact services, warehouse management and order fulfillment services in support of their Web commerce initiatives.
In his opening comments Mark mentioned the continued positive trend in the size and quality of the new business pipeline and pointed to this trend as well as some exciting recent new business wins as evidence that the changes that we made in our strategic direction are starting to bear visible fruit. I share Mark’s assessment and his optimism and I’d like to share some details around several additional agreements we have signed since the last quarterly conference call.
In the US we signed an agreement with a large specialty retailer. Through this agreement we’re providing this client a seamless customer service solution in support of its direct-to-consumer business unit. This agreement was signed in September and the program was rolled out starting in mid to late October at our Plano, Texas facility. The program is expected to ramp up significantly over the next year including adding customer service agents to our call center facility in Memphis, Tennessee during the first quarter of ‘08. Our European business also signed several new service agreements providing end-to-end Web commerce solutions to each new client. These services include Web design and hosting, order management, warehousing and fulfillment and distribution. As previously announced we signed a two-year agreement with MicroLife AG Europe, a subsidiary of MicroLife Corporation, one of the world’s leaders in the development and manufacturing of medical diagnostic equipment. This is to support its e-commerce partnership with the Blood Pressure Association of the United Kingdom. Under the terms of our end-to-end Web commerce agreement we’re providing financial management services in addition to the services I mentioned before.
This program was rolled out in September and is being supported by our facility in Liege, Belgium.
In October we signed another end-to-end Web commerce agreement with L’Oreal, the world’s largest beauty company. L’Oreal has selected us to service L’Oreal’s international customer base in support of its Diesel brand line, Fuel for Life. Our services include providing a full service solution for L’Oreal online Diesel store including end-to-end services mentioned before plus product kitting and assembly, returns and multilingual call center support from our European facility in Belgium.
Also in November 2007 we were engaged by Proximus the largest mobile telecommunications operator in Belgium. This is also an end-to-end Web commerce agreement through which we’ll provide a complete service solution for the Proximus online store including the end-to-end services plus returns and multilingual call center support.
These additions to our growing portfolio of premier direct-to-consumer clients strengthen our presence in the online retail space, which is our primary growth in the services business today. We believe our global infrastructure and our experience positions us to effectively compete for and win business in this hot direct-to-consumer vertical market.
Our prospective new business pipeline is currently valued at about $40 million based on client projected volumes. This total includes about $12 million of proposals we added in the third quarter.

As I indicated in the last conference call several of our current prospects are US retailers and branding companies looking to us to provide end-to-end global Web commerce solutions to support their expanding online initiatives. This positive trend and the size and quality of the new business pipeline along with the ongoing presence in our pipeline of qualified end-to-end global Web commerce opportunity in my opinion helps confirm our objective to continue to focus on providing end-to-end global solutions for our online retailers and brand.
Now for some highlights from our growing eCOST business I’m going to turn the floor back over to Mark. Mark?
Mark C. Layton, Chairman of the Board, Senior Partner – Chief Executive Officer
Thanks, Mike, and I’ll just add on the services side of the business in there that successes in Europe are quite encouraging. While those particular deals that Mike discussed in and of themselves right now at not huge in size they are an indication that we’re finally beginning to see some movement in the Web commerce channel in the European marketplace. So congratulations to our European unit. Our central location in Belgium is really critical to our success in continental Europe and we look forward to future results there going forward.
Just shifting over to the eCOST side obviously as I’ve stated in the opening comments in there we’re very happy with the continued improvement, performance so far this year for eCOST. Revenue for the third quarter was up over 60%compared to last year. Gross margin improved 8.8% by compared to 1.9 last year. Obviously, we had a number of integration and related problems in the third quarter last year. So there’s not a lot of direct comparison but clearly the trend when you look sequentially shows solid improvements and we’re very optimistic about where we’re headed here.
So let me recap some of the specific highlights regarding some of the customer service insight improvements that we continue to make at eCOST. Recently, within the last, I think, three weeks, we went live with an enhanced catalog search feature through a collaboration and partnership agreement with Visual Sciences. They are a leading provider of real time analytics and search tools. The enhanced search function will not only provide eCOST customers with the powerful tool to find great deals on brand name consumer electronic, home and outdoor merchandise, but also allows us to begin to direct certain search result pages allowing us to better highlight products for manufactures.
As an example, if you will go to the eCOST.com site and key in the search word Zune, for example in the eCOST search box, on the top of that resulting page you will see some feature links that we added to help direct customers to specific Zune products and players that we are choosing to feature.
Search is our second most common entry point for consumer shopping at eCOST. Previously. Our search results with the organic search engine that we had were often inconsistent and relevant that we believe that the improvements that we made in this area, over time, will result in improving visitor to order conversion links. This improvement is the latest among many being made on a regular basis at eCOST.
Also, this past quarter we completed the addition of two new virtual warehouses partners. That brings our total SKU offering net to over 110,000 products. You’ll recall this summer, we launched into the home and houseware category. As I mentioned in the past, virtual warehousing agreements offer several benefits for us. First they do not require a large sum of capital for inventory, because as the name proposes we use our partner’s warehouse as our stocks. As of today now, we have about 14 virtual warehouse agreements fully functional.

Our IT and Product professionals are currently feverishly working to bring on line a significant implementation group of approximately 10 virtual warehouse partners before cyber Monday. When implemented, this group of VW will bring us a host of new products and categories, many of which have attracted gross margin characteristics compared to the technology in electronic products that we currently offer.
The implementation will significantly expand our offering at home, outdoor, and houseware products and will also be the initiation of our industry into the casual apparel and sporting goods categories. This will provide us access to leading manufacturers such as Rawlings, Mizuno, and Wilson in the sporting goods category, and Hunter Lighting and Klaussner Furniture in the housewares category.
Overall we’re targeting to add about 30,000 additional and unique products with full merchandising information and imagery in this group. I don’t expect significant revenues from these categories this holiday season and we’ve got a lot of work on the merchandising side in order to be able to present these products and obviously to begin to make our customer base aware of them. But we see the peak season as a key opportunity to introduce these new categories to our growing base of daily site visitors with an eye towards attracting greater return visitors in the coming months as we appeal to a broader base of customers.
On the marketing front, over the last year, we’ve made tremendous changes. We’ve put much greater emphasis on our email and viral marketing activities through the advertising of limited time and limited quantity deals. eCOST has become known for deals and it is what is driving activity to our site. This focus on finding great deals has become the cornerstone of what we believe the eCOST shopper seeks and why they return. And even better, they tell their friends about us.
With the new site enhancements in place, we are capitalizing on selling incremental products with the original order, as well. I described a number of those in our last conference call that relate to the assortment of accessory products that now are shown in our jump page as we go through the shopping cart. We have also got a much better picture now of the life value of our customers, our customer acquisition costs and how to acquire customer profitably than we did anytime in the past. We believe our customer acquisition marketing, while very challenging, is now armed with better information, is making great strides in driving increased visitor and site traffic and is allowing us to improve customer retention.
We believe that collectively, these actions will result in a customer acquisition and retention model that makes long term financial sense for us. With the holiday season just around the corner, we are impatiently waiting for Cyber Monday. Predictions for a strong shopping season for web commerce merchants like eCOST abound. You may have noticed just today in today’s Wall Street Journal, Forrester Research was quoted as saying, “US consumers are forecasted to spend about $33 billion on internet purchases between Thanksgiving and Christmas.” That’s up 21% from last year. I think the overall retail projections for the year, a growth of about 4% overall, so clearly traditional retail is predicted to have a soft holiday season, but web commerce in general is continuing to flourish as more consumers flock to gain the benefits of convenient shopping, larger selections, and easier access to in stock products with a growing in the security and capability of web merchants like eCOST.
I encourage you to be sure to go and check out the great deals that we’ve got on LCD TVs, GPS devices, Zune music players, HP re-certified laptops and desktop systems and tens of thousands of other great products at deal prices that will blow your socks off. Our merchants over the last two or three months have absolutely beat the bushes out there to find great deals to offer, and we believe these things are really the cornerstone of us having an optimistic outlook for the fourth quarter. We believe we’re well prepared for the holiday season, as I mentioned inventory levels have increased to meet the expected demand, we’ve added more trained staff in our Manila call center to ensure speedy response and competent service, and we’ve completed our operational planning that we believe will allow us to take orders through Saturday, November 22nd for express delivery on your doorstep before Christmas. So come on over and experience eCOST improved shopping and service experience, along with huge product selections and great prices first hand.
Finally, just a quick overview on some of the key operating metrics for eCOST for the quarter ended September 30th of ‘07. We had approximately 1.7 million total customers on our house list at the end of the quarter. That compared to about 1.6 million total customers in the prior year. New customers for the third quarter totaled about 21,400, that was compared to 34,100 a year ago. A lot of the change in that relates to the types of customers that we are seeking, and the retention characteristics of those customers that we’re after. For the three months ended September 30th we reported a total of 64,900 orders shipped, an average order value of $405, that compared to 52 thousand orders shipped last year and an average order value of about $361, so average order size is up about 10%.
Add expenses for the third quarter were about 220 thousand, that compared to about 436 thousand for the third quarter of 2006. The estimated cost to acquire a new customer this past quarter was about $7.08, that’s down significantly from last year, again as we continue to target the types of customers that we want from a long term value standpoint. For your notes, the estimated cost to acquire a new customer is calculated by taking our total ad expenses during the period and dividing it by the total number of new customers during the same period. That will give the recap on eCOST. I’ll now turn the call over to Tom shortly here and allow him to give you an update on some of the financials. Tom?
Thomas J. Madden, Senior Partner – Chief Financial Officer and Chief Accounting
Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter ended September 30, 2007. Then I will provide some operating highlights for each of our business segments as well as an overview of key balancing items.
As reported in our press release. Our consolidated revenues for PFSweb for the quarter ended September 30 were $112 million a 19% increase as compared to $94.3 million reported for the third quarter 2006. Gross profit for the third quarter of 2007 was $11.9 million or 10.6% of net revenues, excluding pass through revenue. As compared to $9.5 million or 10.1% of net revenues in the third quarter of 2006. The increased consolidated gross profit is primarily attributable to the improved performance at eCOST. As we have previously discussed we utilize adjusted EBITDA as a key metrics in evaluating our operational performance.
In the third quarter our consolidated adjusted EBITDA was $3.2 million versus just $5,000 in the prior year period. For the third quarter net income was $162,000, as Mark indicated earlier it is our second consecutive quarter of earning positive net income. This equates to break even from a per share and diluted share calculation, but it compares to a net loss of $3.3 million or 7 cents loss per basic diluted share for the same period last year. We are quite pleased with our results for this quarter. We believe this clearly illustrates the progress that we are making throughout our business units.
Turning now to the performance of the selected business segments for the quarter ended September 30. First, Service Fee revenue increased 18% to $18.4 million from $15.6 million in the prior year quarter. This increase is primarily due to incremental revenue attributable to the implementation of custom solutions for new clients such as LEGO brand retail, Riverbed, and others within the past year, and also relates to the shift in business for one of our major Service Fee clients into the third quarter, which Mike discussed earlier, as well as increased project revenue activity from certain clients.

Gross margin excluding pass-through activity was nearly 30% for the quarter at the high end of our targeted gross margin range of 25 to 30% primarily due, again to the positive impact of higher margin project activity, the shift of the transaction volumes for one of our largest clients, as well as continued focus on controlling our operating costs.
SG&A for the Service Fee segment was consistent with the same period of the prior year. The current year amount includes the favorable impact of foreign currency fluctuations and certain of our intercompany balances. And the adjusted EBITDA for the Service Fee business was $2 million for this quarter as compared to approximately 100,000 in the prior year period. As you can see, we are quite pleased with the finical performance of our Service Fee business segment this past quarter.
Prior Supplies Distributors business segment revenue was $58.3 million, which was an increase of $2.4 million as compared to the prior year. This increase was primarily due to the foreign currency fluctuations, a quick look to our European business.
Gross margin for the Supplies Distributors business decreased year-over-year to approximately 6.9% as compared to about 9.5% in the prior year third quarter. This decrease in gross margin year-over-year is primarily due to the impact of certain incremental inventory cost reductions that occurred in the prior year quarter.
Lets turn now to eCOST. In the third quarter of 2007 eCOST’s revenue was $27 million compared to $16.7 million last year or a 62% increase. The prior year revenue for eCOST, as Mark indicated earlier was negatively impacted by service and product merchandising issues in conjunction with our 2006 integration activities. But on a sequential basis eCOST’s total revenue remains steady as compared to the $27.1 million in the second quarter of 2007. And improved significantly compared to the 21.6 million in the first quarter of 2007.
The gross margin for the third quarter was approximately 8.8% compared to 1.9% last year. While we are pleased with eCOST’s increased gross margin for the period we still see room for improvement in the future. We continue to work toward achieving the gross margin goal we have established of approximately 9% to 10%. We continue to be focused on controlling SG&A costs within the eCOST business as well. We maintained a consistent cost level this quarter as compared to the June 2007 quarter. In addition as noted previously, our costs are down significantly than levels experienced in the prior year.
The net result to the increased revenue along with the gross margin and cost focus is a significant improvement in eCOSTs bottom line performance. eCOST adjusted EBITDA reflects a loss of $0.4 million for the September 2007 quarter, a continued improvement over the last two sequential quarters and a dramatic improvement over the prior year loss of $3.2 million.
Now let’s discuss some balance sheet highlights. Our consolidated cash position remains solid with cash, cash equivalents and restricted cash balances exceeding $16.8 million as of September 30, 2007, relatively consistent with where we were at the end of June. Our accounts receivables and inventory levels continue to reflect solid turnover results during this period as well. In addition, our banking relationships remain strong.
As indicated in last quarter’s conference call, in March and April of this year, we renewed, extended or amended all of our asset based financing facilities for our service fee, Supplies Distributors and eCOST business segments. All of these new agreements have terms that are either at or somewhat improved from the prior levels resulting in increased court and capital financing availability.
Now I’d like to turn the call back over to Mark for closing remarks. Mark?

Mark C. Layton, Chairman of the Board, Senior Partner – Chief Executive Officer
Thanks, Tom. Just one clarification my people here in the room have noted that I made a mistake in what I was saying earlier that we plan to take orders on the eCOST site through Saturday, December 22. I think I said November earlier for express delivery at your doorstep before Christmas. So that’s Saturday, December 22.
In closing, my long-time partner and mentor taught me over and over that profit is a reward for risk, that was his motto and his saying. Also Mark Twain commented a number of times that 20 years from now you’ll be more disappointed by the things that you didn’t do than by the ones that you did do. So throw off the bow lines, sail away from the safe harbor, catch the trade winds in your sails, explore, dream and discover.
It gives me great pleasure to report that the risks we have taken have led us to discovering improving growth and increasing profit and that is our plan to continue to risk, to explore, to dream and to discover. That concludes our prepared remarks for this afternoon and we’re happy now to address your questions. Operator?

QUESTION AND ANSWER SECTION
Operator: Certainly. [Operator Instructions] Our first question is coming from George Walsh of Gilford Securities. Please go ahead.
<Q – George Walsh>: Mark, I’d just like to congratulate you and the whole team for another good quarter and the sequential sustainability is very encouraging so I just want to congratulate on that.
<A – Mark Layton>: Thank you, George.
<Q – George Walsh>: I wonder if you could go into a bit with the eCOST on the same theme. It seems like you’re at a pretty good run rate here with revenue sustainability at this level. Speak to a bit about the mix and there’s a little bit, an issue last quarter where you were — the margin mix and the type of products there and how you also see the break even point for eCOST at this point?
<A – Mark Layton>: Okay on the mix side I think last quarter and the second quarter of the year we had a higher mix of B2B sales here in the summer period than B2C sales and typically our margin on the B2B side is a little lower than it is on the B2C side. In Q3 actually we saw probably the reverse trend. Our B2B business was a little bit sluggish I think and not necessarily down but just kind of flattish in the third quarter. Our B2C revenue was also relatively steady which we’d seasonally expect but we’re seeing improvements on the margin side of that business in there which generated higher gross margin activity for us on that side of our business as well. And as we begin to look into the fourth quarter we see those trends kind of continuing from there. So I think the mix is going to trend more towards the B2C side as the area where we see greater opportunities and frankly where we’re putting more of our resources and investment in terms of IT development is on that side of that business. The addition of the product categories that I talked about earlier I think if you go back to our stated objectives when we announced the merger back in 2005 one of the key aspects of that was to add new product categories with our technology and distribution capabilities and higher margin product categories and really take advantage of the enterprise value of eCOST.com website itself. We’re now just beginning to get an ample selection of products and some new categories and as we get those merchandised we can market them from there. All of those lead to the optimism that you heard from Tom about our goals towards improving those margin percentage going forward. The second part of your question I think was related to the break even point. I’d say revenue-wise on a monthly basis we’re still in that 9 to $10 million range and around 9.5%. We’ve got to get roughly an adjusted gross profit number per month of 950,000 is where we’re at, in order to generate a break-even performance from an EBITDA standpoint. So, we’re very close to that right now. I am hopeful that the fourth quarter is a break through quarter for us and as I have cautioned in the past, we got to watch to see what Q1 does in terms of the seasonal change from there. We’re in a bit of unchartered territory here right now given that our historical comparisons for 2006 are not particularly relevant given the challenges that we had last years. We’re clearly growing through and recapturing some of our customers that may have been disappointed with our performance in the past right now and some of that will be a one-off gain and then we’ll be back to really try to focus on the customer acquisition module that was described in the call from there. So, we are close on the break-even standpoint from there and continue to make progress.
<Q – George Walsh>: Just in line with that, the active customers was down sequentially, is that something that — is that number a reflection of the focusing effort you’ve done over the last year and there is a point where that becomes a little bit more of a concern to you. It seems like the new customers ads are — that’s a good counter balance to that. It seems like their quality customers and better customers.
<A – Mark Layton>: And what you got is we are focused on quality customers. You will notice in the trend, that you just stated, the ad expense is down significantly as well. I think we’re down almost half from where we were on the same quarter last year. We’re really targeting our ad spend toward being certain that we’re acquiring customers that fit in an acquisition module that when we pay to acquire them ultimately were turned to a minimum goal net income percentage over the next 12, 18 months of life value that we expect from them. One of the things, I think, that had happened historically here is that there was a lot of, at least what we saw, was a lot of spend that was going on related generating growth and new customer activity with customers that ultimately weren’t going to drive profit for you. The business had and I need to be fair to everybody involved in this before, it was a different time and place and growth was really the key focus of the business at the time. It had a much longer-term outlook for its profit and so they ran into some of the challenges that they had operationally that affected their financial performance and that forced them to really change courses. So, it was a different time and a different place but we had to really unravel the business from a mind set of just growing and focusing on growing with customers that could have a more near term financial positive impact on us. So that’s the change that you see in the new customer side we are down with ad expense down but the cost of [indiscernible] of those customers are down significantly as well.
<Q – George Walsh>: Okay. And are you getting any data in terms of the repeat customers, the people that are getting customer loyalty improvement?
<A>: Yes we’ve got very good data, we haven’t disclosed all that data, but I will say to you right now that we’ve got since August of 2006 now I’ve got very good data on all of the new customers that were added since August of 2006. We continue to monitor those trends and we have got good return rates. We are able to now subclass those into different sources and demographics of customers so that we can see which programs and activities are there we are much more active now in our catalog mailing than we had been in all of 2006 and for the most part of ‘05. The catalog is a key part of reactivation of customers that we already have on our house list and so we are doing much more on that front from there and trying to focus on what’s really a lot lower cost acquisition model in terms of marketing the customers that have already done business with us in the past. We have got good data, good activity, and now it is just the age old direct marketing game of testing and experimenting and finding the nuggets.
<Q – George Walsh>: Okay great. I’ll get back in cue and then come back. Thanks.
Operator: Thank you. [Operator Instructions] Our next question is coming from Jon Hickman of MDB Capital. Please go ahead.
<Q – Jon Hickman>: Hi, just a couple of questions. It seems like you change the reporting so you are not putting stock based compensation up in the expense anymore?
<A>: Yes, its still being included in the P&L...
<Q – Jon Hickman>: It’s in the SG&A...
<A>: with our auditors its now part of the SG&A line.
<Q – Jon Hickman>: Okay, great.
<A>: As opposed to be broken out separately and I think we put the disclosure in there as far as the dollar amounts. Yes its in the reconciliation and in our 10-Q you will actually see it line item out or described, I guess, as a component of the SG&A.
<Q – Jon Hickman>: Yes, I just wanted to make sure I didn’t miss something. Then during the prepared remarks you mentioned Tractor Supply as the major retailer that you had announced earlier and were waiting for the okay to actually give the name. Then it seems like you mentioned that you had also signed another major retailer. Is that, did I get that mixed up? Are there two? Or is just Tractor Supply?

<A>: You’re correct. We announced — as we previously announced, the business with the retailer, we announced the name today of that retailer’s Tractor Supply. And then separately we announced the signing of a call center deal with a large specialty retailer that is still unnamed, and we’re very excited about that contract as well. But it is a separate new contract from the Tractor Supply deal.
<Q – Jon Hickman>: Okay. And then I have one other question. So the fourth quarter with eCOST and with your service business is typically the best quarter of the year right, as far as revenues go?
<A>: That would be our expectation on the eCOST side, yes.
<A>: Not necessarily on the PFS side. Our largest client relationship has seasonality that’s generally been stronger, historically primarily in the June quarter. The issue both June and September quarters are their stronger quarters.
<Q – Jon Hickman>: Okay. So there could be a little, well okay. But last year, well last year you had an increase in your service business during the third and fourth quarters.
<A>: Yes we did.
<Q – Jon Hickman>: Okay. So I just want to make sure I understand this right. So, for you to hit the top end of your guidance or EBITDA, you only have to do $2.7 million in EBITDA this quarter. Am I correct?
<A>: That’s correct.
<Q – Jon Hickman>: Okay, thank you. That’s it for me.
<A>: Thank you.
Operator: [Operator Instructions] Our next question is coming from Jim Curran of New Sale Investment. Please go ahead.
<Q>: Hi, one of you would comment if you are doing anything extra to promote business to the eCOST site for Christmas?
<A>: Are we do anything extra to promote this site?
<Q>: Yes, more than, more than you normally have done?
<A>: This comes back to that conversation I had just I think two callers ago regarding the careful use of advertising spend, and we’re trying to be accountable for just about every dollar that we put out in terms of our ability to be able to measure its impact and what its actual costs, what the actual cost is to acquire a new customer. We are testing a lot of areas out there, but I would not expect our total ad spend for the quarter to be significantly different than it was in Q3 at this point. And we are relying more on our deals and viral aspects of that, as well as our email marketing and catalog marketing to be able to drive activity to the site.
<Q>: How often are you sending out catalogs?
<A>: We’re on about an every six week cycle right now, and we have a kind of defined algorithm of who choose to mail to in each 6 week cycle.

<Q>: You talked a little bit about your seasonality, your PFS business. You’re taking out a lot of new customers and direct supply and others, and was just wondering to what degree is that changing with your new contract?
<A>: Well, I think there certainly is a focus in the business on targeting the on-line retailers and the brands which tend to have a big fourth quarter. So I think that over the long term you might expect for us to see stronger and stronger fourth quarters. But we do benefit from a very nice spread across the year in client volumes. So, we continue to expect to benefit from that, and not see an inordinate amount of business falling into the fourth quarter like some of our competitors struggle with. So I think right now we’re pretty comfortable with adding the on-line retailers and brands to our infrastructure, and being able to handle the scale of responding to that fourth quarter. And quite frankly over time, seeing fourth quarter kind of rise up to the level of some of the other quarters have been traditionally for us. So we’re looking pretty good right there.
<Q>: Okay, thanks.
<A>: Thank you.
Operator: Thank you. Our next question is coming from George Walsh of Gilford Securities. Please go ahead.
<Q – George Walsh>: The pipeline stayed nicely up there, in fact, even increasing it seems a little bit for the services side. Is there any seasonality to that, where once you get past the Christmas season, maybe that will kind of drop off a bit? Or is it just kind of general business activity that you’re seeing?
<A>: I do not believe that we’re going to see a variation in our new business pipeline based on seasonality.
<Q – George Walsh>: Okay.
<A>: I think that we’ve seen the fluctuation in that pipeline over quarter to quarter for the past couple of years. And right now we’ve seen pretty consistent growth quarter on quarter for the past two to three. And if look at the activities that are coming into our pipeline through RFPs and just different sources, we’re not seeing, maybe what we have seen in the past couple of years as far as a drop off in Q4. The interest remains strong, and we are continuing too see new deals coming into the front end of the pipeline. So with luck, we will see this trend kind of continue on through Q4 and into ‘08. I mean, we just believe that it’s just an indicator of the strength of the on-line retail sector, with a lot of companies re-platforming, and a lot of companies, especially brands, really testing the waters with on-line, web commerce where they haven’t before. So, we’re hoping to ride that wave and see a benefit from the real solid business pipeline that we have right now.
<A>: Add to that June and July are typically sluggish months in the services side in terms of new RFP activity so if there’s any seasonality those would be the months that we would see things slower. I’ll underline that comment with the fact that some of these deal sizes are can range from 1 million to $15 million on an annual fee size. So the pipeline can change rapidly on that and one large deal could make a pretty significant difference one way or the other with that. So you just kind of have to peel back the layers a little bit there to understand what we will need.
<Q – George Walsh>: Okay. Well currently have you got, is there that kind of mix in there where there’s like one really big order or is it just kind of several?
<A>: There’s no individual items within there that are over 10 million so there’s a couple of larger items but a good mix.

<Q – George Walsh>: Okay. And is there such demand that the margins on these, or is your pricing for you guys better or is it pretty competitive out there?
<A>: Pricing is pretty good for us at this point. Our key competitor in this industry typically prices higher than we do using a different model. So we’re, while we’re not necessarily the largest proprietor in the direct-to-consumer space at this point, we do enjoy that cap or exceed on the B2B side but on the B2C space our bigger competitor there is more expense than we are. So we’ve got some flexibility in there in terms of our ability to be able to be aggressive in the marketing in that business.
<Q – George Walsh>: Okay, all right. I’ll get back in queue and come back. Thanks.
<A>: Thank you.
Operator: Thank you. Our next question is coming from Liza Millet of Crown Advisors. Please go ahead.
<Q>: Hi. How are you?
<A>: Good, how are you?
<Q>: Question, your pipeline revenue, is that all service fee revenue?
<A>: Yes, according to pipeline size that’s all service fee opportunities.
<Q>: Okay and the 12 million in proposals added is, that doesn’t include the new contract that’s RFPs that are out there that you got new in the third quarter? Is that correct?
<A>: That’s correct.
<Q>: Okay and then the, can you remind me what your service fee target margin is and how leverageable that is once the new business wins?
<A>: The target margin on the service fee side is 25 to 30%. I would say that that’s highly leverageable.
<A>: As the deal sizes get larger, the margins do trim up and also as you deal with typically deals that are broader spectrum deals, what we would call end to end, type activities have greater margin opportunity to them than deals that are Silo deals, if you will, where there is only one business function evolved so there is some variability again in that in terms of what kind of deal it is and how competitive it is.
<Q>: Okay and your press released – your separate press release talked about three of the deals but not – didn’t include the other European deal, The MicroLife deal and then talked about 6 to 8 million in services over the various terms of the agreement. Do you have an average time of those agreements? I know you said one was 2 year?
<A>: The reason that The MicroLife deal was not included in the today’s press releases was because we had to announce that in October already so we didn’t want to duplicate an announcement of a new contract win so we just added the three new ones that have been done since that point in time. The average life for these is approximately two years so you can kind of take that number in half and estimate the annual service fee revenue aspect of it.
<Q>: Okay thank you and then the other thing is your CapEx I know it looks like it increased from your guidance for the year from last quarter. Is that because the highest service fee wins?

<A>: Yes, we have disclosed previously was that it was 3 to $5 million excluding some of the new clients activities with some of the additional client activities that we’ve got through the years, both areas this year as well through the year. The total number that we’ve now quoted is 6 to 7 million now includes that additional new client activity.
<Q>: Okay, Okay thank you.
<A>: Thank you, have a great day.
Operator: Thank you. Our next question is coming from – is a follow-up from Jim Curran of New Sale Investment. Please go ahead.
<Q>: You’ve mentioned competitors, can I ask who you consider who your main competitors to be?
<A>: Depends on the segment of the business and the B2B side competitors are typically, what have been traditionally called 3PL providers. It would be companies like Eagle, Excel Logistics, Penske, Ryder Logistics, Menlo are the primary players you see on that B2B side and that’s typically in the technology industry area, technology manufactures. On the B2C side our biggest and most common competitors GSI Commerce, we also see Innotrac and historically seen a preview which was recently acquired by GSI for 15 times EBITDA.
<Q>: Okay. I am curious to what degree people your potential customers look at the size of your business possibly your market cap. What factors are they looking for stability in your business to make a positive decision?
<A>: Well there are always questions. Trading at the share price that we are yet and stuff. I would say that’s always a check point on any of our customer’s lists is the play on. These are marriages in the service side of our business. You got a lot of eggs in one basket and deals so you have to have confidence in our partner like wise us and our partner as well. Many of these divisions and clients we deal with, we got to be real careful with from there. But typically if you’re one a phone call from CFO to CFO is all that is necessary to calm those aspects and things out there and they just explain the strength that we got in our balance sheet, our banking relationships and then we really let our client references speak for themselves from there. Even past clients, today, are more than willing to speak to potential clients for us at terms of the referencability of the work we done and are willingness to make investments on their behalf and so on so. There is work that has to get done there but it’s clearly something that we have been successful doing.
<Q>: Okay. Now you mentioned like your current contracts, your new contracts are for two years, raises a the question of to what degree are you having turn over and contracts or renewals and are you able to renew for longer terms and things like that.
<A>: We don’t focus too much on term. I would say that some of the competitors in our industry like to focus on term. We like to focus on just doing quality work and have clients want to stay as opposed to dealing with terms and contracts. The longer the term the more legal work typically that has to get done with everybody with that. Most of our contracts, frankly, are terminable at will or terminable with notice a relatively short period of time from there and now there are every contract is a little bit different. But there are coverage charges to leave in many client situations out there. The term is not really an area that we spend a lot of time with. We got a high degree of renew activity with that. We have shed some clients this year. One of the backers in the improvement ad, most profit percentage on the services side, has to do with some of the clients we’ve chosen not to continue with. If we can’t make our targeted margin, and we can’t make adjustments to the client relationship, either in the way we’re processing the goods in the scope of the deal that we’re doing, or in changes in the pricing structure, then we’re going to make proactive changes on our side to be able to move forward with it. So we’ve got a goal gross margin, and a defined group of resources that we have to deploy. And if we want to capitalize on the opportunity that’s out there, then we want to be certain we’re pointing to market areas that we can achieve the kind of gross margin that we’re after. So there is client turnover that does occur, but as you can see from our growth results here, we’re growing in spite of the planned turnover that we put in place this year.
<Q>: So most of the turnover’s been at your choice?
<A>: I think there’re conversations that go on, that become difficult conversations. Typically, there are issues on both sides of the table that are trying to be addressed, and in some cases, you’re able to address them, and both parties are happy; and in other cases, you make the decision to shake hands, and to separate in the professional manner. So it is a 2-way street.
<Q>: Okay, thanks.
<A>: Just to add further to that, Tom just gave me a note here. We have clients that have business changes; some clients choose to launch on our infrastructure, test both a business-to-consumer segment, and a business-to-business segment, for example, and then decide that the B-to-B side and through a traditional retail channel is where they’re going to go with the product. We’ve got 1 client that’s done that 3 different times, I think, with us, and 2 of the products have stayed with us, and 1 of the products decided it was going to be a pure retail product. They moved it back in-house, because they already had traditional distribution capabilities in-house. There are lots of reasons, acquisitions; Nextel was a good client of ours at 1 point in time, acquired by Sprint, Sprint consolidated them. So, there are other reasons than what I just described to relate to customer activity. So thank you for your questions, I appreciate it.
<Q>: Thank you.
Operator: Our next question is coming from George Walsh of Gilford Securities. Please go ahead.
<Q – George Walsh>: Tom, could you, just a little more detail on Tractor Supply, just in terms of understanding; do you have any revenue stream numbers? Not what you expect to do, but I’m just trying to get a sense of the size of the company.
<A – Thomas Madden>: Sure. Well, let me tell you that, I think, as we’ve previously indicated, this is a start-up for them, this online retail initiative. And I think the best way for me to direct you to the information regarding the size of the company and the nature of the initiative is just to point you to tractorsupply.com. They are a public company and there are press releases and information on their website that talk about the company specifically and also this initiative in detail.
<Q – George Walsh>: Okay. They are public. I went to the site I didn’t quite catch that. Okay.
<A>: The other thing I will add on that, that all of the brands that we’re working with that Mike spoke of earlier, are all looking a lot of the Internet 100 information shop.org information that’s out there that begins to speak to what percentage of their total business is coming from there, what commerce initiative. And the guys that got out of the gate early are now many of them in the average of 9 to 11% of their total sales are being done through the web commerce profiles. So when you begin to look at large companies, large retailers out there who are just beginning their initiative there is a pretty big frontier for them to be able to capitalize on out there in terms of their market share aspect. So it’s interesting times.
<Q – George Walsh>: Okay. Great. The other was Mark, you, I just want to get a better handle on, you mentioned the if I thought I heard it right, the 10 universal warehouses in the 30,000 new products for eCOST. And that seems quite significant in also it would seem to be the biggest move in that direction you probably made since the acquisition, is that correct?

<A>: Yes it is. We’re working with a partner that is affect a wholesaler of virtual warehouse relationships. We were able to strike an arrangement with them where we could create one technology interface that would provide us access to about 10 VW partners across these categories that I spoke of earlier. So it made for a relatively efficient way for us to be able to get to a big group of guys very quickly. We’re again, we’re still testing here. We are in let’s say the final stages of our system test. We kind of get to a point here where we don’t want to launch with the holiday season, so really my hedge that you heard in the comments and it’s really related to whether we’re going to make it across the finish line in time for cyber Monday or not. And then if we don’t make that, a conscious decision about whether we want to really try to plough it in to this quarter or hold off until after the holiday season just for a term of safety. We’re kind of evaluating that but I wanted to provide everybody a feel for the fact that we think there is a hopeful in the next week or so that we’ll add about 30,000 in those categories that I described. The same partner there is another maybe 30 to 40,000 products that are available from this group of companies that are going to require more work from us the merchandising side than we’re going to be able to get done in the next 10 days. So those won’t be available before the holidays. But you think you’re dead on. It’s the biggest lump we’ve brought in if you will since the merger.
<Q – George Walsh>: Yes and I just think it’s significant conceptually in that you had to do a lot of streamlining of eCOST over the last couple of years as you brought it in and it seems you’re comfortable with that now. You’ve got a good organization and you’re ready to really build upon it.
<A>: All right and as we look to the future one other thing that was left out of the merger plans that we have not yet addressed relates to geographic expansion. I think that will be a 2008 topic for us in terms of what we may want to do in Canada and Europe on top of the infrastructure that we already had in place on in those countries. It’s certainly a logical discussion for us to have. I can’t conclusively say yes that that’s where we’re going to go but it’s certainly an area that’s on our list for further evaluation for next year.
<Q – George Walsh>: Do you mean in terms of eCOST?
<A>: eCOST yes.
<Q – George Walsh>: Okay. I guess I’m a little confused in that when you have a virtual site what does that mean by geographic expansions?
<A>: I’m just saying another strategy for us in terms of expansion is to begin to really expand our activities in the Canadian and European market.
<A>: International.
<Q – George Walsh>: International sales for eCOST, okay.
<A>: Yes.
<Q – George Walsh>: Okay, got you.
<A>: Thank you.
Operator: Thank you, the Q&A portion is now concluded. I’ll now turn the call over to your hosts for any closing remarks.

Mark C. Layton, Chairman of the Board, Senior Partner – Chief Executive Officer
Okay well I appreciate everyone’s time this morning. Again we continue to work hard here in terms of improving the financial performance of the business and our growth aspects. I would once again call your attention to the fact that we think our shares continue to remain significantly undervalued in light of some of the equity deals that have been done on the market recently, and our comparable comparisons. So tell your friends about it and we’ll keep our nose to the grindstone here and continue to improve the financial performance. I appreciate your time today. Take care.
Operator: Thank you. This concludes today’s conference. You may now disconnect.